Exhibit 3.6

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

PROTALIX BIOTHERAPEUTICS, INC.

PROTALIX BIOTHERAPEUTICS, INC., a Florida corporation (the “Corporation”), hereby adopts the following Articles of Amendment to its Articles of Incorporation (the “Amendment”), pursuant to the provisions of Section 607.1003 of the Florida Business Corporation Act (the “Act”):

1. The Articles of Incorporation of the Corporation are hereby amended to adopt a new Article XII, as follows:

“Article XII-Quorum for Shareholder Meetings

One third (1/3) of the shares entitled to be cast on any matter by a voting group shall constitute a quorum of that voting group for action on that matter.”

2. The Amendment was approved and adopted by the Board of Directors of the Corporation at a meeting held on September 4, 2014 and by the holders of the common stock of the Corporation at a meeting of shareholders held on November 10, 2014. The holders of the common stock of the Corporation are the only voting group entitled to vote on the Amendment, and the vote of the holders of the shares of common stock was sufficient to approve the Amendment under the Act and the Articles of Incorporation and Bylaws of the Corporation.

3.     The Amendment shall become effective as of the close of business on the date of the filing of the Amendment with the Secretary of State of the State of Florida.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this 17th day of December, 2014.

PROTALIX BIOTHERAPEUTICS, INC.

By:	/s/ Moshe Manor
Name: Moshe Manor
Title: President and
Chief Executive Officer